Exhibit 3.3

KMP FUTURES FUND I LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

JANUARY 1, 2010

KMP FUTURES FUND I LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

i

KMP FUTURES FUND I LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

TABLE OF CONTENTS

(continued)

ii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

KMP FUTURES FUND I LLC

This Amended and Restated Limited Liability Company Operating Agreement dated as of January 1, 2010, is entered into between KENMAR PREFERRED INVESTMENTS CORP., a Delaware corporation (the “Managing Member”), as managing member, and DIVERSIFIED FUTURES TRUST I, a Delaware business trust, FUTURES STRATEGIC TRUST, a Delaware business trust, WORLD MONITOR TRUST II – SERIES D, a Delaware business trust, WORLD MONITOR TRUST II – SERIES F a Delaware business trust, and such other person or persons as may become parties to this Agreement, as members (each a “Member,” and collectively with the Managing Member, the “Members”).

WHEREAS, the parties have previously established WCM Pool LLC) (the “Fund”) as a limited liability company under the Act and have previously entered into that certain Organization Agreement of the Fund dated as of November 26, 2006, as amended by Amendment No. 1 thereto dated March 30, 2007 and Amendment No. 2 thereto dated March 31, 2009, (collectively, the “Prior Agreement”); and

WHEREAS, WCM Pool LLC changed its name to “KMP Futures Fund I LLC” by filing a Certificate of Name Change with Delaware Secretary of State on November 2, 2009; and

WHEREAS, the parties desire to adopt certain amendments to the Prior Agreement and to further amend and restate in its entirety the Prior Agreement as more fully set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members hereby agree as follows:

1.	GENERAL PROVISIONS

1.1 FORMATION

The Members have previously formed a limited liability company under the provisions of the Act. The rights and liabilities of the Members shall be as provided in the Act except as herein otherwise expressly provided. The Members shall cause to be executed and filed such further certificates, notices, statements or other instruments required by law for the operation of a limited liability company in all jurisdictions where the Fund is required to qualify or be authorized to do business as a foreign limited liability company, or as otherwise necessary to carry out the purpose of this Agreement and the business of the Fund.

1.2 NAME

The name of the Fund shall be KMP Futures Fund I LLC, or such other name or names as the Managing Member may determine in its sole and absolute discretion. The Managing Member may from time to time change the name of the Fund in its sole and absolute discretion.

1.3 PURPOSE

1.3.1 The Fund is formed to (a) to engage in any lawful act or activity for which limited liability companies may be organized under the laws of the State of Delaware, including, but not limited to, the trading, both directly and indirectly through investment in other investment funds, on margin and otherwise, of Investments, and (b) to engage in all other activities and transactions as are necessary, incidental or ancillary to the foregoing. The objective of the Fund’s business is the appreciation of its assets.

1.3.2 All purchases and sales of permitted Investments shall be for the account and at the risk of the Fund.

1.4 PRINCIPAL PLACE OF BUSINESS AND REGISTERED OFFICES

The principal place of business of the Fund is 900 King Street, Suite 100, Rye Brook, New York 10573. The Managing Member may from time to time change the principal place of business of the Fund and may establish additional places of business for the Fund when and where required by the business of the Fund. The address of the registered office of the Fund in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19720 or such other locations as the Managing Member may designate from time to time. The name and address of the registered agent for service of process on the Fund in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19720 or such other agent as may be designated from time to time by the Managing Member.

1.5 TERM

The term of the Fund commenced on the date the Certificate of Formation was filed with the Delaware Secretary of State and shall continue until terminated as provided in this Agreement.

2.	CERTAIN DEFINITIONS

2.1 “1933 ACT” means the Securities Act of 1933, as amended.

2.2 “1940 ACT” means the Investment Company Act of 1940.

2.3 “ACCESS FUND” means a partnership, corporation, trust or other entity in which the Fund invests that in turn makes an investment directly and/or indirectly in one or more Managed Accounts.

2.4 “ACCOUNTING PERIOD” means the period beginning on the next day after the last Allocation Date and ending on the next following Allocation Date.

2.5 “ACT” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq.

2.6 “ADDITIONAL CONTRIBUTION DATE” has the meaning set forth in Section 3.3 hereof.

2.7 “ADMINISTRATOR” means the administrator of the Fund as set forth in the Memorandum.

2.8 “AFFILIATE” has the meaning as defined in Regulation S-X under the 1933 Act.

2.9 “AGREEMENT” means this Amended and Restated Limited Liability Company Operating Agreement as it may be further amended or restated from time to time.

2.10 “ALLOCATION DATE” means whichever is applicable of the last Business Day of each calendar month, the day immediately preceding the date on which a Member is admitted to the Fund or makes an additional Capital Contribution if that date is not the first day of a calendar month, any Withdrawal (Redemption) Date that is not the last Business Day of a calendar month, such other day or days as the Managing Member may from time to time determine either generally or in any particular case, or the date of liquidation and dissolution of the Fund.

2.11 “ALLOCATION FORMULA” has the meaning set forth in Section 3.5 hereof.

2.12 “AUTHORIZED REPRESENTATIVES” has the meaning set forth in Section 14 hereof.

2.13 “BOOK CAPITAL ACCOUNT” has the meaning set forth in Section 3.5 hereof.

2.14 “BUSINESS DAY” means a day (other than a Saturday or Sunday) on which relevant financial markets are open for business in New York.

2.15 “BROKER” has the meaning set forth in Section 5.2.2(vii) hereof.

2.16 “CAPITAL CONTRIBUTION” means the total amount contributed to the Fund by each Member, from time to time, in accordance with the terms hereof.

2.17 “CAPITAL GAIN” means, for each Fiscal Year of the Fund, the Fund’s net income or gain resulting from all sales or other dispositions (including any deemed dispositions under the Code) of capital assets during such Fiscal Year with respect to which income, gain or loss is recognized for Federal income tax purposes, taking into account in the computation thereof, all capital gains reportable by the Fund for such Fiscal Year.

2.18 “CAPITAL LOSS” means, for each Fiscal Year of the Fund, the Fund’s net loss resulting from all sales or other dispositions (including any deemed dispositions under the Code) of capital assets during such Fiscal Year with respect to which income, gain or loss is recognized for Federal income tax purposes, taking into account in the computation thereof, all capital losses reportable by the Fund for such Fiscal Year.

2.19 “CEA” means the Commodity Exchange Act, as amended.

2.20 “CODE” means the Internal Revenue Code of 1986, as amended.

2.21 “CONFIDENTIAL MATTER” has the meaning set forth in Section 14 hereof.

2.22 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.23 “EVENT OF WITHDRAWAL” has the meaning set forth in Section 10.1 hereof.

2.24 “EXCLUDED INVESTMENTS” has the meaning set forth in Section 3.6.2 hereof.

2.25 “EXEMPT INTEREST” means an Interest that is owned by a Special Member.

2.26 “FISCAL YEAR” of the Fund means the calendar year.

2.27 “FUND” means KMP Futures Fund I LLC (formerly known as WCM Pool LLC).

2.28 “GAAP” means U.S. generally accepted accounting principles consistently applied under the accrual method of accounting.

2.29 “HARDSHIPS” has the meaning set forth in Section 3.13.2 hereof.

2.30 “INTEREST” means a Member’s participatory share (obtained in consideration of each Capital Contribution) of the profits, losses, distributions, capital and assets of the Fund. On a percentage basis, an Interest is equal to the percentage obtained by dividing (as of the date of determination) the Book Capital Account balance of the Member whose Interest is being determined by the total Book Capital Account balances of all Members then outstanding. The dollar value of each Interest is equal to the Book Capital Account balance of the Member whose Interest is being calculated. Unless the context otherwise requires, references to an “Interest” also shall include an “Exempt Interest.” Interests may, but need not be, evidenced by certificates and unless otherwise determined by the Managing Member, shall each be of the same class and series. The Managing Member may, without limitation, issue additional classes or series of Interests having different investment and/or other objectives from other Interests so long as the Managing Member does not reduce the Book Capital Account of any existing Member by doing so without such Member’s prior consent. In the event the Managing Member determines to issue one or more additional classes or series of Interests, (i) the Managing Member is authorized to make such technical amendments to this Agreement as it determines to be necessary to effectuate the addition of such class(es) or series; (ii) the Fund shall maintain separate and distinct records for all series; (iii) the assets associated with each series shall be held (directly or indirectly, including through a nominee or otherwise) and accounted for separately from the assets of each other series; (iv) the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Fund generally or any other series and (v) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Fund generally shall be enforceable against the assets of any particular series. Each Member shall have only one Interest in respect of all Capital Contributions made from time to time by such Member to each class or series, which Interest shall be calculated separately from each other Interest of a Member. Interests may be sub-divided into “Units” for purposes of reporting and keeping account of the value of each Interest.

2.31 “INVESTMENTS” means, without limitation, futures contracts, options on futures contracts, forward contracts, derivatives (such as swaps), and other instruments which lawfully may be purchased and sold by the Fund, directly or indirectly, under the CEA; stocks and other equity interests; bonds, notes and other debt instruments; investment contracts; mutual fund shares (both open and closed-end, whether public or private, and U.S. or non-U.S.); options, warrants, privileges, participations, and rights to acquire the same of public and private issuers throughout the world; Access Funds, limited partnership interests, limited liability company interests, and other interests pertaining to the foregoing; and such other instruments or interests as the Managing Member deems appropriate.

2.32 “IRS” means the Internal Revenue Service.

2.33 “JAMS” has the meaning set forth in Section 15.3.1.

2.34 “LOSSES” means, for each Fiscal Year of the Fund, losses of the Fund as determined for Federal income tax purposes, and each item of income, gain, loss or deduction entering into the computation thereof, except that any deductions for Management Fees charged against the Book Capital Account of any Interest pursuant to Section 3.6.1(iv) hereof and any income, gain or loss taken into account in determining the Capital Gain or the Capital Loss of the Fund for such Fiscal Year shall not enter into such computations.

2.35 “MANAGED ACCOUNT” means a separately managed account managed on behalf of the Fund (either directly or through an Access Fund) by a Trading Advisor.

2.36 “MANAGEMENT FEE” has the meaning set forth in Section 4.1.3 hereof.

2.37 “MANAGING MEMBER” has the meaning set forth in Section 5.1 to this Agreement.

2.38 “MANAGING MEMBER AND ITS AFFILIATES” has the meaning set forth in Section 5.4.2 to this Agreement.

2.39 “MEMBER” means any person or entity who becomes a member of the Fund and who is listed as such on the books and records of the Fund, and may include the Managing Member with respect to Membership Interests purchased by it.

2.40 “MEMBERS” means the Managing Member and such other persons admitted to the Fund where no distinction is required by the context in which the term is used.

2.41 “NET ASSET VALUE” means at any date the total assets of the Fund or any class of Interests, including all cash and cash equivalents (valued at market plus accrued interest), accrued interest and the fair market value of all Investments and other assets, less all liabilities, with each determined on the basis of GAAP. The method by which Net Asset Value (and the Net Asset Value per Interest) will be calculated will be as set out in the Memorandum.

2.42 “MEMORANDUM” means the Information Memorandum of the Fund, amended and supplemented from time to time.

2.43 “PRIOR AGREEMENT” has the meaning specified in the first WHEREAS clause herein.

2.44 “PROFITS” means, for each Fiscal Year of the Fund, profits of the Fund as determined for Federal income tax purposes, and each item of income, gain, loss or deduction entering into the computation thereof, excluding from such computation the items described as being excluded from the computation of Losses in the definition thereof.

2.45 “RECONSTITUTED FUND” has the meaning set forth in Section 10.1(i) hereof.

2.46 “REGULATIONS” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

2.47 “SPECIAL MEMBER” has the meaning set forth in Section 3.12 hereof.

2.48 “SUBSCRIPTION ACCEPTANCE DATE” has the meaning set forth in Section 3.2.1 hereof.

2.49 “SUBSTITUTED MEMBER” has the meaning set forth in Section 9.2.1 hereof.

2.50 “TAX CAPITAL ACCOUNT” has the meaning set forth in Section 3.5 hereof.

2.51 “TRADING ADVISOR” means any person or entity engaged in the business of investing, trading and/or speculating in Investments (whether registered, exempt from registration or not subject to registration) retained by the Fund, directly and/or indirectly, to trade and/or invest a portion of the Fund’s assets through an Access Fund or a Managed Account.

2.52 “WITHDRAWAL (REDEMPTION) DATE” means the last Business Day of each month, or such other date(s) as the Managing Member in its sole discretion shall determine.

2.53 “WITHDRAWAL (REDEMPTION) REQUEST” has the meaning set forth in Section 3.13.1 hereof.

3.	MEMBERS, CAPITAL CONTRIBUTIONS, ADDITIONAL CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS, ALLOCATIONS, WITHDRAWAL RIGHTS AND DISTRIBUTIONS

3.1 MEMBERS

The names, residence addresses and Capital Contributions of the Members shall be maintained by the Managing Member with the records of the Fund.

3.2 CAPITAL CONTRIBUTIONS

3.2.1 The terms of the Interests, the investor suitability requirements, and the minimum investment for Members shall be determined by the Managing Member in its sole discretion. Unless otherwise determined by the Managing Member in its sole discretion, each new Member shall be admitted to the Fund as of the first day of the month next succeeding the Managing Member’s receipt of such person’s Capital Contribution and such other documents or agreements as the Managing Member may require, or such other date as the Managing Member shall determine is appropriate (a “Subscription Acceptance Date”).

3.2.2 The Managing Member may contribute such amount(s) as it shall determine and may receive in return a Membership Interest. The Managing Member shall, with respect to any Membership Interest owned by it, enjoy all of the rights and privileges, and be subject to all of the obligations and duties, of a Member, in addition to its other rights, privileges and obligations under this Agreement.

3.2.3 No Member shall be paid interest on any Capital Contribution that is unrelated to the Fund’s investment activities.

3.2.4 No Member shall be personally liable for the return or repayment of all or any portion of the capital (or appreciation thereof) of any other Member, it being expressly agreed that any such return of capital or appreciation made pursuant to this Agreement shall be made solely from the assets of the Fund without any right of contribution from any other Member.

3.3 ADDITIONAL CAPITAL CONTRIBUTIONS

The Managing Member is authorized, without the consent of the other Members, to permit any existing Member to make an additional Capital Contribution upon such terms and conditions as the Managing Member, in its sole discretion, shall determine (an “Additional Contribution Date”). The terms and conditions under which any existing Member may increase its Capital Contribution shall be subject to all the provisions of this Agreement.

3.4 NO ADDITIONAL CONTRIBUTIONS REQUIRED

No Member shall be required to make any contributions to the capital of the Fund beyond the Capital Contributions referred to in Section 3.2.1 or 3.2.2, except as provided in Section 3.11, and except for the payment and discharge of liabilities of the Fund attributable to any period during which he is or was a Member to the extent of his Book Capital Account.

3.5 CAPITAL ACCOUNTS

There shall be established for each outstanding class of Interest a book capital account (the “Book Capital Account”) and a tax capital account (the “Tax Capital Account”) for the Capital Contributions made by a Member. The balance of the Book and Tax Capital Account for each Interest initially shall equal the Capital Contribution made by a Member to the Fund for such Interest in accordance with Section 3.2. The balance of the Tax Capital Account for each Interest initially shall equal the Capital Contribution. Thereafter, the Book and Tax Capital Accounts for an Interest shall each be (a) increased by any additional Capital Contributions made by such Member, (b) reduced by the amount of any withdrawals (redemptions) or distributions made with respect to such Interest pursuant to Sections 3.13 and 3.14 hereof, and (c) further adjusted as hereinafter provided in Section 3.6 (in the case of Book Capital Accounts) and Section 3.7 (in the case of Tax Capital Accounts). Increases or decreases in Book and Tax Capital Accounts shall be made in accordance with the following formula (the “Allocation Formula”): unless otherwise provided in Sections 3.6, 3.8 or 3.9 with respect to each category or class of Interest, all Profits, Losses, Capital Gain and Capital Loss and any other items of gain, income, deduction or loss for each Accounting Period shall be allocated among all Interests in a class in proportion to their respective Book Capital Account balances as of the close of business on the applicable Allocation Date (prior to making any allocations for such Accounting Period).

3.6 ADJUSTMENTS TO BOOK CAPITAL ACCOUNTS

3.6.1 As of the close of business on each Allocation Date during each Fiscal Year, prior to making the allocations described in Sections 3.8 and 3.9 for such Fiscal Year, the following determinations and adjustments to the Book Capital Accounts of each class of Interest shall be made:

(i) The Net Asset Value of the Fund (before deduction of the Management Fee) shall be determined.

(ii) The difference between the current Net Asset Value and the Net Asset Value at the end of the preceding Accounting Period shall be allocated to Book Capital Accounts in accordance with the Allocation Formula set forth in Section 3.5.

(iii) Amounts paid or to be paid in respect of any Interest withdrawn (redeemed) shall be charged against the Book Capital Account maintained for such Member with respect to the Interest as of the close of the applicable Withdrawal (Redemption) Date, and amounts distributed or to be distributed in respect of an Interest shall be charged against the Book Capital Account maintained for such Member with respect to the Interest as of the close of the applicable record date for the distribution.

(iv) The Management Fee required to be accrued pursuant to Section 4.1.2 hereof with respect to each Interest that is subject to a Management Fee shall be calculated, and all such required amounts shall be charged against each Member’s Book Capital Account for the affected Interest.

3.6.2 Notwithstanding anything to the contrary, if the Managing Member determines that for legal, tax, regulatory or other reasons, a Member cannot participate in some or all of the Profit or Loss, if any, attributable to certain Investments (collectively, “Excluded Investments”), the Fund shall allocate the Profit, Loss, and related expenses for Excluded Investments only to the Book Capital Accounts of Members who are permitted to invest in such Investments.

3.7 ADJUSTMENTS TO TAX CAPITAL ACCOUNTS

As of the close of each Fiscal Year, the Tax Capital Account maintained for each Interest shall be adjusted as follows:

(i) Each Tax Capital Account shall be increased by the amount of Profits, and decreased by the amount of Losses and deductions, allocated to such Interest pursuant to Section 3.8.

(ii) Each Tax Capital Account shall be decreased by the amount of any withdrawals or distributions made in respect of such Interest during or with respect to such Fiscal Year in accordance with Sections 3.13, 3.14 or 10.2 hereof.

(iii) Each Tax Capital Account shall be increased by the amount of Capital Gain and decreased by the amount of Capital Loss allocated to such Interest pursuant to Section 3.9.

(iv) The Tax Capital Account maintained for any Interest that is completely withdrawn (redeemed) during a Fiscal Year shall be eliminated as of the first day of the following Fiscal Year.

3.8 DETERMINATION AND ALLOCATION OF PROFITS, LOSSES AND CERTAIN DEDUCTIONS

As of the close of each Fiscal Year, the Profits and Losses of the Fund (and other items of gain, income, deduction or loss, except for items specifically allocated elsewhere in this Agreement) shall be determined for each Accounting Period during such Fiscal Year. For Federal, State and local income tax purposes, the Profits and Losses (and other items of gain, income, deduction or loss, except for items specifically allocated elsewhere in this Agreement) for each Accounting Period shall be allocated in accordance with the related credits and charges made against Book Capital Accounts pursuant to Section 3.6.1.

3.9 DETERMINATION AND ALLOCATION OF CAPITAL GAIN AND CAPITAL LOSS

As of the close of each Fiscal Year, the Capital Gain and Capital Loss of the Fund shall be determined for each Accounting Period during such Fiscal Year, and shall be allocated as follows:

(i) For each Accounting Period (up to the applicable Withdrawal (Redemption) Date for each Member hereinafter described), Capital Gain may be allocated first to each Member who has withdrawn (redeemed) all or any part of his Interest during such Fiscal Year up to any excess of the Book Capital Account over the Tax Capital Account maintained for the withdrawn Interest at the time of such withdrawal (redemption). If the Capital Gain to be so allocated to all Members who have withdrawn (redeemed) Interests during a Fiscal Year is less than the excess of all such Members, then Capital Gain shall be allocated among all such Members in the ratio that each such Member’s excess bears to the aggregate excess of all such Members.

(ii) Capital Gain remaining after the allocation in clause (i) above shall be allocated among all Members whose Book Capital Accounts are in excess of their Tax Capital Accounts (after the adjustments in clause (i)) in the ratio that each such Member’s excess bears to the aggregate excess of all such Members.

(iii) Any remaining Capital Gain shall be allocated among all Members in proportion to their respective Book Capital Accounts.

(iv) For each Accounting Period (up to the applicable Withdrawal (Redemption) Date for each Member hereinafter described), Capital Loss may be allocated first to each Member who has withdrawn (redeemed) all or any part of his Interest during such Fiscal Year up to any excess of the Tax Capital Account over the Book Capital Account maintained for the withdrawn Interest at the time of such withdrawal (redemption). If the Capital Loss to be so allocated to all Members who have withdrawn (redeemed) all or any part of their Interests during a Fiscal Year is less than the excess of all such Members, then Capital Loss shall be allocated among all such Members in the ratio that each such Member’s excess bears to the aggregate excess of all such Members.

(v) Capital Loss remaining after the allocation in clause (iv) above shall be allocated among all Members whose Tax Capital Accounts are in excess of their Book Capital Accounts (after the adjustments in clause (iv)) in the ratio that each such Member’s excess bears in the aggregate excess of all such Members.

(vi) Any remaining Capital Loss shall be allocated among all Members in proportion to their respective Book Capital Accounts.

The foregoing allocations of Capital Gain and Capital Loss are intended to eliminate, to the extent possible, any disparity between the Book Capital Account and the Tax Capital Account for each Interest, consistent with the principles set forth in Section 704(c) of the Code.

3.10 ADMISSION OF MEMBERS; TRANSFERS

Members shall be deemed admitted, additional Capital Contributions from existing Members shall be accepted, and Tax and Book Capital Accounts shall be established, with respect to the Interests established for each of the foregoing, as of each Subscription Acceptance Date or Additional Contributions Date, as appropriate, or as of the date on which a transfer of Interests from a Member to another permitted person is recognized, or as of the date of admission of a new Managing Member. Any person to whom an Interest has been transferred shall succeed to the Tax and Book Capital Accounts with respect to the Interest transferred.

3.11 LIABILITY FOR CERTAIN TAXES

In the event that the Fund shall be deemed to be an entity separately subject to the state or local income tax laws of any jurisdiction or taxing authority, each Member shall be liable for any income taxes due and payable or paid to such jurisdiction in accordance with the Allocation Formula set forth in Section 3.5. The Managing Member is authorized to deduct the amount of such taxes from such Member’s Book Capital Account. The Member will remain liable for any deficiency and, upon request of the Managing Member, shall promptly pay the amount of such deficiency as requested by the Managing Member.

3.12 DESIGNATION OF SPECIAL MEMBERS

The Managing Member shall have the authority to designate certain Members as special Members (each, a “Special Member”). A Special Member shall have the same rights and obligations as a Member, except that the Interest held by a Special Member will, in the sole discretion of the Managing Member (i) not be charged the same Management Fee, and/or (ii) not be subject to the same withdrawal (redemption) restrictions, and/or (iii) not be subject to such other provisions as the Managing Member may specify. A Special Member shall include, but not be limited to, (a) the Managing Member, any member of the Managing Member or a director, officer, or employee of the Managing Member or another person occupying a similar position, and (b) such other persons as the Managing Member in its sole discretion may designate. Each Special Member shall be designated as a Special Member in the books and records of the Fund, but shall not, unless otherwise determined by the Managing Member, solely by virtue of being a Special Member owning an Exempt Interest, be deemed to own a separate class of Interest within the meaning of Section 2.29 hereof. A Special Member may lose his/its designation as a Special Member, at the sole discretion of the Managing Member.

3.13 WITHDRAWALS (REDEMPTIONS) BY MEMBERS

3.13.1 The Members recognize that the profitability of the Fund depends upon long-term and uninterrupted investment of capital. It is agreed, therefore, that the Fund’s profits may be automatically reinvested and that distributions of capital and profits, if any, to the Members shall be on a limited basis, if at all. Nevertheless, the Members contemplate the possibility that one or more of the Members may elect to withdraw (redeem) capital prior to the termination or dissolution of the Fund. Subject to the terms of this Section 3.13.1, each Member shall have the right to make a withdrawal (redemption), in whole or in part, from their Book Capital Account only on a Withdrawal (Redemption) Date if written notice of a withdrawal (redemption) in proper form (a “Withdrawal (Redemption) Request”) is received at least five (5) Business Days prior to the applicable Withdrawal (Redemption) Date, or at such other date(s) or time(s) and upon such terms and conditions as the Managing Member in its sole discretion shall determine. The minimum amount of any Withdrawal/Redemption Request is $1,000. If any Withdrawal (Redemption) Date falls on a day other than a Business Day, the Withdrawal (Redemption) Request will be honored on the first Business Day prior to such Withdrawal (Redemption) Date. If a Withdrawal (Redemption) Request is received after the deadline for receipt of requests for withdrawal (redemption) for any particular Withdrawal (Redemption) Date, it shall (unless otherwise determined by the Managing Member) be treated as a request for withdrawal (redemption) on the next Withdrawal (Redemption) Date. The Book Capital Account of the Interest of the withdrawing (redeeming) Member will be reduced by the withdrawing (redeeming) Member’s share of all expenses of the Fund and any applicable withdrawal (redemption) fees, as well as any expenses associated with such withdrawal (redemption), including without limitation, wire transfer fees and transactions costs. Withdrawal (redemption) from the Fund shall be effective as of the close of business on the applicable Withdrawal (Redemption) Date occurring after a timely Withdrawal (Redemption) Request in proper form has been received and accepted by the Managing Member.

3.13.2

(i) Withdrawal (redemption) payments will be made in US Dollars. Subject to the restrictions on the Fund’s ability to redeem set forth below, withdrawal (redemption) payments will be made promptly (generally between ten (10) and fifteen (15) Business Days) following the applicable Withdrawal (Redemption) Date; provided, that all liabilities, contingent or otherwise, of the Fund, have been paid or there remains property sufficient to pay them; and provided further, that under extraordinary circumstances as may be determined by the Managing Member in its sole discretion, including but not limited to, the inability to liquidate Investments as of a Withdrawal (Redemption) Date, or a default or delay in payments due the Fund from brokers, banks, or Investments in which the Fund is invested, or from other persons, or the Managing Member decides in the exercise of its reasonable discretion not to liquidate Investments on a disadvantageous basis, or other significant administrative or other hardships exist (collectively, “Hardships”), the Fund may delay payment to Members making a Withdrawal (Redemption) Request of the proportionate part of the value of the redeemed Interests represented by the sums that are the subject of the default or delay. In such case, payment shall be made as soon thereafter as practicable. Wire transfer fees payable by the Fund will be deducted from the withdrawal (redemption) proceeds payable to a withdrawing (redeeming) Member unless the Managing Member otherwise determines. No interest shall accrue on the withdrawal (redemption) proceeds pending payment. A Member may revoke his notice of intent to redeem on or prior to the Withdrawal (Redemption) Date by written instructions to the Managing Member.

(ii) The foregoing withdrawal (redemption) policy is subject to the Fund’s ability to liquidate its Investments. If the Fund were unable to liquidate its Investments, the Fund may redeem the Interests held by the withdrawing (redeeming) Member to the extent possible.

3.13.3 The Managing Member may suspend withdrawals (redemptions) by the Members in any Fiscal Year in which the Managing Member determines that: (i) such suspension is necessary in order to assure that the Fund will not be treated as “publicly traded” under Code §7704, and (ii) treatment as “publicly traded” would be adverse to the Members. The Managing Member’s good faith determinations pursuant to the preceding sentence shall be final and conclusive as to all the Members. In addition, the Managing Member may suspend withdrawals (redemptions) by the Members for the whole or part of any Fiscal Year if the Managing Member determines that (i) the effect of withdrawals (redemptions), including withdrawals (redemptions) for which Withdrawal (Redemption) Requests have been received, would be materially to impair the Fund’s ability to operate in pursuit of its objectives, or (ii) the remaining Members would be unfairly and materially disadvantaged. In addition, the Managing Member may suspend the withdrawals (redemptions) of Interests, including the right to receive withdrawal (redemptions) proceeds and/or the issuance of additional Interests and the determination of Net Asset Value, upon the occurrence of any of the following circumstances (and in each case for the whole or any part of a period):

(i) closure of any exchange on which any Investment is normally dealt in or traded or exchanged, other than customary holidays;

(ii) restriction of trading on the market on which any Investment of the Fund is normally dealt in or traded;

(iii) the existence of an emergency as a result of which, in the opinion of the Managing Member, disposal of any Investment of the Fund is not reasonable or practicable or it is not reasonable or practicable for the Fund fairly to determine the Net Asset Value per Interest of the Fund;

(iv) the inability of the Fund to obtain the necessary information regarding the Fund’s Investments; or

(v) the occurrence of a breakdown in any of the means normally employed by the Managing Member in ascertaining the price of any Investment attributed to the Fund or when for any reason the price of any Investment attributed to the Fund cannot reasonably be ascertained.

3.13.4 The Managing Member shall have the right to withdraw (redeem) any portion of its Book Capital Account at any time.

3.13.5 The Managing Member may mandatorily redeem any Member upon at least ten (10) days prior written notice if: (i) the Managing Member determines that the continued participation of such Member might cause the Fund to be deemed to be managing Plan Assets under ERISA, (ii) there is an unauthorized assignment made by a Member, or (iii) in the event that any transaction would or might violate any law or constitute a prohibited transaction under ERISA or the Code.

3.13.6 The Managing Member may, in its sole discretion, upon such terms and conditions as it establishes, expressly waive or amend any of the restrictions, notice requirements, limitations or provisos regarding withdrawals (redemptions) contained in this Agreement, including without limitation, permitting a Member to make a withdrawal (redemption) other than at a regularly scheduled Withdrawal (Redemption) Date.

3.14 DISTRIBUTIONS

3.14.1 The Managing Member shall make distributions (i) in connection with the withdrawal (redemption) of funds from the Fund by a Member and (ii) from time to time as hereinafter provided in its sole and absolute discretion.

3.14.2 The Managing Member will distribute cash to the extent reasonably practicable, but may, in its sole discretion, distribute assets in-kind in lieu of cash. No Member shall, however, have the right to receive distributions in property other than cash.

3.14.3 The Managing Member may withhold from any amount payable to any Member, any taxes required to be paid or withheld by the Fund on behalf of or for the account of such Member. Any such taxes shall be deemed to be a distribution or payment to such Member, reducing the amount otherwise distributable to such Member pursuant to this Agreement and reducing the Book Capital Account of such Member.

3.14.4 No distribution shall be made in respect of any Interest to the extent that, after giving effect to the distribution, all liabilities of the Fund, other than liabilities to the Members on account of their Interests, exceed the fair market value of the Fund’s assets. The aggregate distributions made (other than constructive distributions described in Section 3.14.3 hereof and distributions on termination, which shall be made in the manner described in Section 10.2 hereof) shall be made in accordance with the Allocation Formula set forth in Section 3.5 and paid to the holders of record of such Interests.

3.14.5 No Member shall have the status of, or be entitled to the remedies available to a creditor of the Fund with respect to distributions.

4.	FEES AND EXPENSES

4.1 FEES AND EXPENSES OF THE FUND

4.1.1 The Fund will bear all (i) legal, bookkeeping, accounting, custodial, administration (including, without limitation, the costs and expenses of the Administrator), auditing, tax preparation charges and related charges of the Fund (including reimbursement of the Managing Member on a reasonable time-spent basis, for certain legal, accounting, administrative and registrar and transfer agent work performed by certain of the Managing Member’s personnel for and on behalf of the Fund), (ii) expenses associated with the continued offering of its Interests, which include but are not limited to expenses enumerated in (i), as well as printing, solicitation and other related expenses, (iii) investment related expenses, including, but not limited to brokerage commissions and fees, “bid-ask” spreads, mark-ups, margin interest and other transactional charges and clearing fees, as well as banking, sales and purchase commissions and charges and exchange fees, fees and charges of other custodians and clearing agencies, interest and commitment fees on loans and debit balances, income taxes, withholding taxes, transfer taxes and other governmental charges and duties, and other transactional charges and clearing fees incurred by a Trading Advisor on behalf of the Fund, the Fund’s pro rata share of the expenses of any Access Fund into which it invests, and any due diligence expenses incurred in selecting and monitoring the Trading Advisor and any Access Funds, (iv) operational and overhead expenses of the Fund, including but not limited to, photocopying, postage, and telephone expenses, (v) preparation of monthly, quarterly, annual and other reports required by applicable Federal and state regulatory authorities, (vi) Fund meetings and preparing, printing and mailing of proxy statements and reports to Members, (vii) client relations and services, (viii) computer equipment, system maintenance and other technology-related expenses, (ix) the fees to be paid to the Fund’s Trading Advisor(s), (x) the Management Fee, as described in Section 4.1.3 hereof, and (xi) extraordinary (including litigation and indemnification) expenses, if any, involving the Fund.

4.1.2 Notwithstanding Section 4.1.1 hereof, the aggregate annual expenses set forth in Sections 4.1.1(i) through 4.1.1(viii) shall in no event exceed 1.5% per annum of the average Net Asset Value of the Fund. Any such expenses incurred by the Fund in excess of this amount shall be paid by the Managing Member.

4.1.3 Except as may be permitted by Section 3.12, the Managing Member, shall receive a monthly fixed fee (the “Management Fee”) from the Fund as compensation for its services to the Fund in an amount equal to 1/12th of six percent (6%) of the Book Capital Account balances of each Interest (excluding the Interests of the Managing Member, and the Interests of Special Members to the extent they are not required to pay a Management Fee, or if they are required to pay a different Management Fee, the applicable percentage of their Book Capital Accounts which has been agreed upon with the Managing Member) as of the Business Day immediately preceding the first calendar day of each month, taking into consideration any subscriptions for such month and any withdrawals (redemptions) for the preceding month. The Management Fee will be payable monthly in advance as soon as practicable following the first day of each month to which it relates. If additional Capital Contributions are made other than at the beginning of a month or if amounts are permitted to be withdrawn (redeemed) other than at the end of a month pursuant to Section 3.13, the Management Fee will be appropriately prorated to reflect such addition or withdrawal (redemption).

4.2 MANAGING MEMBER OBLIGATIONS

The Managing Member will be responsible for all of its routine operational expenses, including the salaries of its personnel, rent, utilities, and other items coming under the category of overhead. Except as otherwise provided in Section 4.1.2, the Managing Member will not be responsible for any expenses in Section 4.1.

5.	MANAGEMENT

5.1 MANAGEMENT OF FUND BUSINESS

The Fund shall be managed, and the conduct of the Fund’s business shall be controlled and conducted, by the person designated as the Fund’s managing member (the “Managing Member”) in accordance with this Agreement. Kenmar Preferred Investments Corp. shall be the Managing Member. The Managing Member shall be required to devote such time and attention as it determines to be necessary to accomplish the purposes and to conduct the business of the Fund, but shall not be precluded from engaging in other activities or business ventures of any kind. In addition, the Managing Member shall oversee the safekeeping and use of all funds and assets of the Fund, whether or not in the Managing Member’s immediate possession or control, and the Managing Member shall not employ or permit another to employ such funds or assets in any manner, except for the benefit of the Fund.

5.2 POWERS OF THE MANAGING MEMBER

5.2.1 The Managing Member shall have and may exercise, on behalf of the Fund, all powers and rights necessary, proper, convenient or advisable to effectuate and carry out the purposes, business and objectives of the Fund and as permitted under the Act and the CEA, including, as required by applicable law, being the Fund’s Commodity Pool Operator.

5.2.2 Subject to any and all limitations expressly set forth in this Agreement, the Managing Member shall perform or cause to be performed, the coordination of all management and operational functions relating to the business of the Fund. Without limiting the generality of the foregoing, the Managing Member is expressly authorized on behalf of the Fund to:

(i) expend the capital and revenues of the Fund in furtherance of the Fund’s business, and borrow and raise money from time to time, and issue, accept, endorse and execute notes, drafts, guarantees, bills of exchange, and evidence of indebtedness of all kinds, whether or not with security;

(ii) open, maintain and close, in the name of the Fund, Investments and other trading accounts, bank accounts, and to draw checks or other orders for the payment of money;

(iii) make, or designate and appoint other persons to make, directly or indirectly, all or any portion of the Fund’s trading and investment decisions, for the purposes set forth in this Agreement;

(iv) enter into agreements and contracts with third parties, terminate such agreements and institute, defend and settle litigation arising therefrom and give receipts, releases and discharges with respect to all of the foregoing and any matters incident thereto;

(v) maintain adequate records and accounts of all operations and expenditures and furnish the Members with the reports required hereunder;

(vi) take and hold all property of the Fund, real, personal and mixed, in the name of the Fund, or in the name of a nominee authorized by the Managing Member;

(vii) enter into one or more customer agreements with one or more dealers or brokers, including dealers or brokers who may be affiliated with the Managing Member (“Brokers”), and subject to applicable federal securities and futures laws, enter into agency cross transactions with one or more Brokers;

(viii) execute for and on behalf of the Fund any filing, notice, form or other document under any federal or state securities law and to take any additional action as it shall deem necessary or desirable to effectuate the offering of Interests;

(ix) sell, lease, exchange or otherwise dispose of all or any portion of the property of the Fund;

(x) employ consultants, experts, professionals, accountants, auditors, attorneys, brokers, engineers, custodians, escrow agents, administrators, and any other third parties, including Affiliates of the Managing Member, deemed necessary by the Managing Member, and terminate such employment;

(xi) pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or compromise, upon such terms as it may determine and upon such evidence as it may deem sufficient, any obligation, suit, liability, cause of action or claim, including taxes, either in favor of or against the Fund;

(xii) pay any and all reasonable fees and to make any and all reasonable expenditures which it, in its sole discretion, deems necessary or appropriate in connection with the offering and sale of the Interests, the management of the affairs of the Fund, the investment and maintenance of the assets of the Fund, and the carrying out of its obligations and responsibilities under this Agreement;

(xiii) pay any and all reasonable fees and to make any and all reasonable expenditures to an Affiliate which it, in its sole discretion, deems necessary or appropriate in connection with the administration of the Fund;

(xiv) admit an assignee of a Member’s Interest to be a substituted Member in the Fund, pursuant to and subject to the terms of Section 9 hereof, without the consent of any Member;

(xv) determine the accounting methods and conventions to be used in the preparation of the tax returns referred to in Section 7.4, and make such elections under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of items of income, gain, loss, deduction and credit of the Fund, or any other method or procedure related to the preparation of such returns;

(xvi) be designated to and act as the Tax Matters Member in accordance with Section 6231(a)(7) of the Code, to which designation each Member hereby consents as an express condition of being admitted to the Fund, and, in such capacity, to participate in an audit of the Fund’s return of income and consent to assessments by the auditing agent that may be adverse to the Members or the Fund and, in connection therewith, to negotiate, settle and make agreements and adjustments with respect to the Fund’s tax returns binding upon the Members;

(xvii) make (and if made, to revoke) the elections referred to in Sections 475, 754 or other provisions of the Code or Regulations. Each of the Members will, upon request, supply the information necessary to properly give effect to such election or otherwise necessary for any tax purpose;

(xviii) reconstitute the Fund prior to its termination;

(xix) pay or authorize the payment of distributions to the Members;

(xx) prosecute, defend, settle or compromise actions or claims at law or in equity at the Fund’s expense as may be necessary or proper to enforce or protect the Fund’s interests, and shall satisfy any judgment, decree or decision of any court, board or authority having jurisdiction or any settlement of any suit or claim prior to judgment or final decision thereon, first, out of any insurance proceeds available therefore, and then, out of the Fund’s assets; and

(xxi) vote all proxies with respect to securities Investments held by the Fund.

5.3 RESTRICTIONS ON MANAGING MEMBER’S AUTHORITY

5.3.1 Notwithstanding anything in this Agreement to the contrary, the Managing Member may not, without the consent or ratification of the specific act by all the Members, do any of the following:

(i) do any act in contravention of this Agreement or the Fund’s Certificate of Formation;

(ii) do any act which would make it impossible to carry on the ordinary business of the Fund;

(iii) admit a person as a Member of the Fund, except in accordance with Sections 8 and 9; or

(iv) amend this Agreement in violation of Section 11.1.

5.3.2 The foregoing Section 5.3.1 notwithstanding, the Managing Member may without the consent or ratification of Members confess a judgment against the Fund.

5.4 LIABILITY AND INDEMNIFICATION

5.4.1 Neither the Managing Member, nor its officers, directors, employees, principals, or Affiliates shall be liable, responsible or accountable in damages or otherwise for any losses suffered by the Fund or any of the Members, their respective successors, assignees or transferees or to third parties which arises out of any action or inaction of such person, if such person determined that such course of conduct was in the best interest of the Fund and such action did not constitute negligence or misconduct of such person. Notwithstanding the foregoing, nothing in this Agreement shall in any way constitute a waiver or limitation of any rights that the Members may have under federal or state securities laws.

5.4.2 The Fund shall indemnify and hold harmless the Managing Member, its officers, directors, employees, principals, and Affiliates (“Managing Member and its Affiliates”), against any losses, judgments, expenses and amounts paid in settlement of any claims sustained by it in connection with its activities for the Fund provided that the Managing Member and its Affiliates were acting on behalf of or performing services for the Fund and has determined, in good faith, that such course of conduct was in the best interests of the Fund and such liability or loss was not the result of negligence, misconduct, or a breach of this Agreement on the part of the Managing Member. The Managing Member may, in its sole discretion, advance to any person or entity entitled to indemnification hereunder reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action or proceeding which arise out of such conduct (and if the action was initiated by a third party who is not a Member), provided that all such advances will be promptly repaid if it is subsequently determined that the person or entity reserving such advance was not entitled to indemnification hereunder. No indemnification may be made and each indemnified party shall reimburse the Fund to the extent of any indemnification previously made in respect of any claim, issue or matter as to which the indemnified party shall have been adjudged to be liable for gross negligence, bad faith, fraud or willful misconduct in the performance of its duties to the Fund or would not otherwise be entitled to be held harmless under Section 5.4.1 hereof unless, and only to the extent that, the court in which such action or suit was brought determines that in view of all the circumstances of the case, despite the adjudication of liability the indemnified party is fairly and reasonably entitled to indemnity for those expenses which the court deems proper. Any indemnity under this Section 5.4.2 shall be paid from, and only to the extent of, Fund assets, and no Member shall have any personal liability on account thereof.

5.4.3 All rights to indemnification permitted in this Agreement and payment of associated expenses shall not be affected by the termination and dissolution of the Fund or the removal, withdrawal, insolvency, bankruptcy, termination, or dissolution of the Managing Member.

5.4.4 Notwithstanding the above, the Managing Member and its Affiliates and any person acting as broker-dealer for the Fund shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and the court approves the indemnification of such expenses (including, without limitation, litigation costs), (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and the court approves the indemnification of such expenses (including, without limitation, litigation costs) or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made.

5.5 DETERMINATION BY MANAGING MEMBER OF CERTAIN MATTERS

5.5.1 All matters concerning the determination of the Net Asset Value, valuation of Investments, the allocation of profits, losses, Capital Gains and Capital Losses among the Members including the taxes thereon and accounting procedures shall be determined by the Managing Member, in its sole discretion, the determination of which shall be final and conclusive as to all the Members. In addition to the foregoing, the Managing Member shall be authorized, without the need to obtain the consent of the Members, to make such allocations of tax items of the Fund, and such adjustments to the Members’ Book Capital Accounts maintained in accordance with Section 3 hereof, as the Managing Member deems necessary or desirable to enable the Fund’s allocations and maintenance of Book Capital Accounts for the Members pursuant to this Agreement to comply with the provisions of Sections 704(b) and 704(c) of the Code and any Treasury Regulations promulgated thereunder. The Managing Member shall be entitled to consult with, and rely upon the advice of, the Fund’s accountants or attorneys with respect to the matters referred to in this Section 5.5 and shall incur no liability in connection with any such allocations or adjustments made in reliance thereon, and no such allocations or adjustments shall give rise to any claim or cause of action by any Member, provided that they were selected with reasonable care and the matter consulted is reasonably believed by the Managing Member to be within such persons’ professional or expert competence. In the event of any inconsistency between the provisions of this Section 5.5 and any other provision hereof, the provisions of this Section 5.5 shall control.

5.5.2 The Managing Member shall have the right in its sole discretion to decide on behalf of the Fund whether and to what extent the Fund will participate in a particular Investment, and this decision shall be regardless of the decision made by the Managing Member and its Affiliates for its own account, or as trustee, fiduciary or advisor for others.

5.6 CONFLICTS DERIVED BY DUAL STATUS OF THE MANAGING MEMBER

In the event of any inconsistency or conflict between the rights and obligations of the Managing Member as a managing member and as a Member under this Agreement, the rights and duties of the Managing Member shall control.

5.7 INSURANCE

The Managing Member may obtain appropriate insurance on behalf of the Fund to secure the Fund’s obligations hereunder.

5.8 VOLUNTARY WITHDRAWAL BY THE MANAGING MEMBER

The Managing Member may withdraw voluntarily as the Managing Member of the Fund only upon one hundred and twenty (120) days’ prior written notice to all Members. If the withdrawing Managing Member is the last remaining Managing Member, Members holding Interests equal to at least a majority (over 50%) of the Net Asset Value of the Fund (excluding Interests held by the Managing Member and its Affiliates) may vote to elect and appoint, effective as of a date on or prior to the withdrawal, a successor Managing Member who shall carry on the business of the Fund. In the event of its removal or withdrawal, the Managing Member shall be entitled to a redemption of its Interest at the Net Asset Value of the Fund on the next Withdrawal (Redemption) Date following the date of removal or withdrawal.

6.	RIGHTS AND OBLIGATIONS OF MEMBERS

6.1 LIMITATIONS ON MEMBERS

Except as otherwise provided in this Agreement, no Member shall: (i) be permitted to take part in the management or control of the business or affairs of the Fund, unless expressly permitted in other provisions of this Agreement, and then only to the limited extent provided, (ii) have any voice in the management or operation of any Investment or other property, or (iii) have the authority or power in his or its capacity as a Member to act as an agent for or on behalf of the Fund or any other Member, to do any act which would be binding on the Fund or any other Member, or to incur any expenditures on behalf of or with respect to the Fund.

6.2 RIGHTS OF MEMBERS

In addition to any other rights specified herein, Members holding Interests representing at least a majority (over 50%) of the Net Asset Value of the Fund (excluding Interests held by the Managing Member and its Affiliates), voting separately as a class may vote to (i) elect a successor Managing Member as provided in Section 5.8, (ii) remove the Managing Member on not less than ninety (90) days prior written notice to the Managing Member, (iii) approve amendments to this Agreement as set forth in Section 11.2 hereof, or (iv) continue the Fund, or reconstitute and continue the business of the Fund as a Reconstituted Fund, each as provided in Section 10.1.1 hereof.

6.3 LIABILITY OF MEMBERS

6.3.1 The liability of each Member for the losses, debts and obligations of the Fund except as set forth in Section 3.11 shall be limited to such Member’s Capital Contribution and share of any undistributed assets of the Fund, except to the extent a Member shall be liable under applicable law for previous distributions made to such Member where the Fund does not have sufficient assets to discharge its liabilities pursuant to Section 3.14 hereof, and such Member had knowledge thereof at the time of distribution, or where such liability is founded upon misstatements or misrepresentations contained in such member’s subscription agreement delivered in connection with the purchase of an Interest or a breach of this Agreement. The foregoing notwithstanding, the Members shall each be liable to the Fund for the payment and discharge of liabilities of the Fund attributable to any Fiscal Year during which he is or was a Member to the extent of his Book Capital Account balance at the beginning of such Fiscal Year.

6.3.2 Subject to Section 6.3.1 hereof, the Managing Member shall have sole discretion to specify reasonable penalties or consequences for any Member who fails to perform in accordance with, or to comply with the terms and conditions of this Agreement prior to the happening of such failure, including, but not limited to, violations of Sections 3, 7 and 9 hereof, and at the time or upon the happening of events specified in this Agreement, a Member shall be subject to such specified penalties or consequences, provided that the Managing Member had notified such Member with reasonable means and within reasonable time of the specified penalties or consequences prior to the happening of events specified in this Agreement.

6.4 MEETINGS; CONSENTS

A meeting of the Members for the purpose of acting upon any matter upon which the Members are entitled to vote may be called at any time by the Managing Member or upon the written request of Members holding Interests equal to at least 10% of the Net Asset Value of the Fund. The Managing Member shall give written notice of any such meeting to all Members (in the case of a meeting called by the Members, the Managing Member shall provide such notice within fifteen (15) days following receipt of such request) and such meeting shall be held not less than thirty (30) and not more than sixty (60) calendar days after the Managing Member sends notice to the Members. The Managing Member may submit any matter upon which the Members are entitled to vote to the Members for a vote by written consent without a meeting. Such written consents shall be treated for all purposes as votes at a meeting. If the vote or consent of any Member to any action of the Fund or any Member, as contemplated by this Agreement, is solicited by the Managing Member, the solicitation shall be effected by notice to each Member given in the manner provided in Section 15.1. The vote or consent of each Member so solicited shall be deemed conclusively to have been cast or granted as requested in the notice of solicitation, whether or not the notice of solicitation is actually received by that Member, unless the Member expresses written objection to the vote or consent by notice given in the manner provided in Section 15.1 and actually received by the Fund within twenty (20) calendar days after the notice of solicitation is effected. The Managing Member and all persons dealing with the Fund shall be entitled to act in reliance on any vote or consent which is deemed cast or granted pursuant to this Section 6.4 and shall be fully indemnified by the Fund in so doing. Any action taken or omitted in reliance on any such deemed vote or consent of one or more Members shall not be void or voidable by reason of timely communication made by or on behalf of all or any of such Members in any manner other than as expressly provided in Section 15.1.

6.5 OTHER BUSINESSES OF MEMBERS

Any Member, or any stockholder, equity owner, officer, manager, member, director, Affiliate or agent of any Member, may engage in or possess any interest in other business ventures of any kind, nature or description, independently or with others, including but not limited to investments in, and financing, acquiring and disposing of, Investments, investments and management counseling, brokerage services, or serving as officers, directors, advisors or agents of other companies, whether such ventures are competitive with the Fund or otherwise, and neither the Fund nor any Members shall have any rights or obligations by virtue of this Agreement or the Fund relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom.

7.	BOOKS, RECORDS AND REPORTS

7.1 BOOKS AND RECORDS

The Managing Member shall cause the Fund to keep complete and accurate books of the accounts with respect to the Fund’s operations. The Members shall have the right during normal business hours to request access to and copy such books and records, upon at least ten (10) Business Days’ prior written notice to the Managing Member, in person or by their authorized attorney or agent, but only if the request to access and/or copy: (i) is for a purpose reasonably related to the Fund’s business and the Member’s Interest in the Fund (as determined by the Managing Member), is not for any commercial purpose, is not detrimental to the best interest of the Fund, is not damaging to the Fund or its business, and the Fund is not required by law or by agreement with third parties to keep such books and records confidential (as reasonably determined by the Managing Member in good faith); (ii) only if the Member agrees (in form and substance satisfactory to the Managing Member) to use such information only for Fund purposes and to maintain such information in strict confidence; and (iii) only if reasonable reproduction and distribution costs are paid by such Member.

7.2 ACCOUNTING BASIS

The Fiscal Year of the Fund shall begin on the 1st day of January and end on the 31st day of December of each year (the “Fiscal Year”). The Fiscal Year in which the Fund shall terminate shall begin on January 1 and end on the date of termination of the Fund. Fund books shall be kept in accordance with the accounting methods followed by the Fund for federal income tax purposes, which accounting methods shall be selected by the Managing Member by the time of filing of the Fund’s federal income tax return for its Fiscal Year. Financial reports shall be on the basis of GAAP, with such adjustments deemed necessary or advisable by the Managing Member. The books of account and records of the Fund shall be audited as of the end of each Fiscal Year of the Fund by an independent certified public accountant selected by the Managing Member.

7.3 REPORTS

7.3.1 The Fund will send each Member such information as the CFTC may require to be given to the participants in a “commodity pool” and any other such information as the Managing Member shall deem appropriate.

7.3.2 The Fund will provide Members with an audited annual report for the Fund generally by March 31 of the year following the end of each Fiscal Year subject to the receipt of financial reports from underlying investment managers or funds with or in which the Fund’s assets are directly or indirectly invested in sufficient time to enable the Fund to do so.

7.4 TAX INFORMATION

The Fund shall use its (a) reasonable best efforts to deliver to each Member a Schedule K-1 on or before March 31st in each Fiscal Year.

8.	ADMISSION OF NEW MEMBERS

8.1 ADDITIONAL MEMBERS

The Managing Member shall have the authority to cause the Fund to offer an unlimited number of Interests for sale by means of offerings or otherwise pursuant to the Memorandum on such terms as the Managing Member shall determine in its sole discretion. Members may, with the consent of the Managing Member and with no consent required from any Member, be admitted as set forth in Section 3.2.1, or add capital as set forth in Section 3.3. In determining whether to admit a new Member or whether to permit an existing Member to add capital, the Managing Member shall, among other things, consider the implications under the CEA, the 1933 Act, the 1940 Act, the Code, ERISA and IRS Regulation §1.7704-1(h). Each new Member will be required to execute an agreement pursuant to which it will become bound by the terms of this Agreement. Admission of a new Member shall not be a cause for dissolution of the Fund.

8.2 ADDITIONAL MANAGING MEMBERS

Additional Managing Members may be admitted to the Fund as provided herein. In addition, the Managing Member may admit additional Managing Member(s) in its sole discretion if such additional Managing Member(s) are Affiliates of the Managing Member.

9.	TRANSFERABILITY, ASSIGNMENT, PLEDGES AND SUBSTITUTION

9.1 RESTRICTIONS

9.1.1 No sale, transfer, assignment or pledge of a Member’s Interest may be made without the prior written consent of the Managing Member, which consent shall be granted or withheld in the sole discretion of the Managing Member. Any act by a Member in violation of this Section 9 shall not be binding upon or recognized by the Fund (regardless of whether the Managing Member has knowledge thereof), unless approved or consented to in writing by all of the Members of the Fund other than the Member assigning his Interest or the Managing Member.

9.1.2 No sale, transfer, assignment or pledge of a Member’s Interest may be made unless the Managing Member has been satisfied that:

(i) when added to the total of all other sales, exchanges, transfers, assignments or pledges of Interests within the preceding twelve months, it would not result in the Fund being considered to have terminated for federal income tax purposes;

(ii) it would not violate any Federal or State securities laws, including any investor suitability standards applicable to the Fund or the Interest to be sold, exchanged, transferred or assigned, or any other laws;

(iii) it would not cause the Fund to lose its status as a partnership for federal income tax purposes;

(iv) all the provisions of this Agreement shall have been complied with; and

(v) there shall have been filed with the Fund a notification of such sale, assignment, transfer or pledge, in form satisfactory to the Managing Member, executed and acknowledged by both the seller, assignor, transferor or pledgor, and the purchaser, assignee, transferee or pledgee.

9.1.3 Each Member requesting a sale, transfer, assignment or pledge of his Interest agrees to pay all reasonable expenses, including attorney’s fees, incurred by the Fund in connection with such sale, transfer, assignment or pledge.

9.1.4 Any sale, assignment, transfer or pledge, shall be recognized by the Fund as effective only as of such date as shall be designated by the Fund as reasonably convenient for it.

9.1.5 Unless and until admitted as a Substituted Member pursuant to Section 9.2 hereof, the assignee (including a pledgee) of a Member’s Interest shall not have any statutory or other rights of the assigning Member under any applicable law or this Agreement, other than the right to receive distributions with respect to the assigned Interest. Anything herein to the contrary notwithstanding, both the Fund and the Managing Member shall be entitled to treat the assignor of an Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions made in good faith to him, until such time as the requirements of this Section 9 have been fulfilled.

9.2 SUBSTITUTED MEMBERS

9.2.1 No Member shall have the right to substitute a purchaser, assignee, transferee, pledgee, donee, heir, legatee, distributee or other recipient of such Member’s Interest as a Member in such person’s place. Any such purchaser, assignee, transferee, pledgee, donee, heir, legatee, distributee or other recipient of an Interest (whether pursuant to a voluntary or involuntary transfer) shall be admitted to the Fund as a substituted member (the “Substituted Member”) only:

(i) with the prior written consent of the Managing Member, which consent may be granted or withheld in the sole discretion of the Managing Member;

(ii) by satisfying the other requirements of this Section 9; and

(iii) upon filing of an amendment to this Agreement and compliance with all other legal requirements and filing obligations. The Managing Member’s consent to the admission of a person as a Substituted Member may be evidenced by the execution by the Managing Member of an amendment to this Agreement evidencing the admission of such person as a Substituted Member. The Members hereby consent and agree to any such admission of a Substituted Member by the Managing Member, and agree that the Managing Member may, on behalf of each Member and on behalf of the Fund, cause the Certificate of Formation of the Fund to be appropriately amended, and recorded as so amended, and the books and records of the Fund to be modified to reflect any such admission.

9.2.2 Each Substituted Member, as a condition of such person’s admission as a Member, shall execute and acknowledge such instruments, in form and substance satisfactory to the Managing Member, as the Managing Member deems necessary or desirable to effectuate such admission and to confirm the agreement of the Substituted Member to be bound by all the terms and provisions of this Agreement. Further, each Substituted Member agrees, upon the request of the Managing Member, to execute such certificates or other documents and perform such acts as the Managing Member deems appropriate to preserve the limited liability status of the Fund after the completion of any assignment of an Interest. For purposes of this section, any transfer of an Interest, whether voluntary or by operation of law, shall be considered an assignment.

9.2.3 Each Substituted Member, as a condition of admission, hereby indemnifies the Fund and each other Member against any loss, damage, cost or expense (including without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly as a result of his/its admission as a Substituted Member.

9.3 TRANSFER OF FUND INTEREST BY MANAGING MEMBER

Nothing in this Agreement shall be deemed to prevent the merger of the Managing Member with another corporation or entity, the reorganization of the Managing Member into or with any other corporation, limited liability company or other similar entity, or the transfer of all the equity interests of the Managing Member or the assumption of the rights, duties and liabilities of the Managing Member by, in the case of a merger, reorganization or consolidation, the surviving entity by operation of law.

10.	DISSOLUTION, LIQUIDATION AND TERMINATION OF THE FUND

10.1 DISSOLUTION

10.1.1 The Fund shall be dissolved upon the happening of any of the following events:

(i) the insolvency, bankruptcy, dissolution or withdrawal of the Managing Member or the occurrence of any other event which under the Act causes the Managing Member to cease to be the Managing Member of the Fund (each of the foregoing events an “Event of Withdrawal”) unless (a) at the time there is at least one remaining Managing Member and that remaining Managing Member carries on the business of the Fund, or (b) within ninety (90) days of such Event of Withdrawal all the remaining Members agree in writing to continue the business of the Fund and to select, effective as of the date of such event, one or more successor Managing Members. If the Fund is dissolved as the result of an Event of Withdrawal of the Managing Member and a failure of the Members to continue the business of the Fund and appoint a successor Managing Member as provided in (b) above, within one hundred twenty (120) days of such Event of Withdrawal, Members holding a majority in interest (over fifty percent (50%)) of the outstanding Interests (excluding Interests held by the withdrawing Managing Member and its Affiliates) may elect to reconstitute and continue the business of the Fund by forming a new limited liability company (the “Reconstituted Fund”) on the same terms and provisions as set forth in this Agreement. Any such election must also provide for the election of a Managing Member to the Reconstituted Fund. If such an election is made, all Members of the Fund shall be bound thereby and continue as Members of the Reconstituted Fund;

(ii) an election by the Managing Member, in its sole discretion, to terminate the Fund;

(iii) an election by all Members holding over eighty percent (80%) of the outstanding Interests (excluding Interests held by the withdrawing Managing Member and its Affiliates) to dissolve the Fund; or

(iv) a termination of the Fund required by the operation of law.

10.1.2 Dissolution of the Fund shall be effective on the day on which the event occurs giving rise to the dissolution, but the Fund shall not terminate until the Certificate of Formation of the Fund has been cancelled and the assets of the Fund have been distributed as provided herein.

10.2 LIQUIDATION

10.2.1 Upon dissolution of the Fund, the Managing Member, or liquidating trustee if one is appointed, shall:

(i) wind up the affairs of the Fund and subject to the provisions of Section 10.2.2, liquidate such of the Fund assets as it considers appropriate, determining in its discretion the time, manner and terms of any sale or other disposition thereof;

(ii) apply and distribute the assets to the payment of all taxes, debts and other obligations and liabilities of the Fund, and the necessary expenses of liquidation, provided, however, that all debts, obligations and other liabilities of the Fund as to which personal liability exists with respect to any Member shall be satisfied, or a reserve shall be established therefore, prior to the satisfaction of any debt, obligation or other liability of the Fund as to which no such personal liability exists; and, provided, further, that where a contingent debt, obligation or liability exists, a reserve, in such amount as the Managing Member deems reasonable and appropriate, shall be established to satisfy such contingent debt, obligation or liability, which reserve shall be distributed as provided in this Section 10.2.2 only upon the termination of such contingency;

(iii) make the allocations and adjustments to Book and Tax Capital Accounts provided in Sections 3.6 and 3.7; and

(iv) apply and distribute the remaining proceeds of such liquidation to all Members in proportion to and to the extent of the positive balances in their respective Book Capital Accounts.

10.2.2 Notwithstanding the provisions of Section 10.2.1 above, if, on dissolution of the Fund, the Managing Member or the liquidating trustee shall determine that an immediate sale of part or all of the Fund’s assets would cause undue loss to the Fund, the Managing Member or the liquidating trustee may, in order to avoid such losses, either:

(i) defer the liquidation of, and withhold from distribution for a reasonable time, any assets of the Fund except those necessary to satisfy debts and liabilities of the Fund;

(ii) distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 10.2.1 above, undivided interests in any Fund assets and liquidate only such assets as are necessary in order to pay the debts and liabilities of the Fund; and

(iii) distribute to the Members, in lieu of cash and in accordance with the provisions of Section 10.2.1 above, Fund assets and liquidate only such assets as are necessary in order to pay the debts and liabilities of the Fund (for this purpose a distribution of property other than cash shall be treated as a distribution in cash of an amount equal to the fair market value of the property (net of any liability subject to which the property is distributed) as of the date of distribution).

10.2.2 When the Managing Member or liquidating trustee has complied with the foregoing, the Members shall execute, acknowledge and cause to be filed an instrument evidencing the cancellation of the Certificate of Formation of the Fund.

11.	AMENDMENTS

11.1 PERMITTED AMENDMENTS

Amendments to this Agreement may be proposed by the Managing Member or by Member(s) holdings Interests that in the aggregate equal to at least 10% of the Net Asset Value of the Fund. Except as otherwise provided in this Section 11.1, this Agreement may be amended, in whole or in part, with the approval of Members holding a majority in interest (over fifty percent (50%)) of the outstanding Interests (excluding Interests held by the Managing Member and its Affiliates); provided that the Managing Member may approve any amendment that would not adversely affect the Members without the consent of the Members.

11.2 AMENDMENTS REQUIRING CONSENT OF MEMBERS

Any amendment that would:

(i) increase the obligation of a Member to make any contribution to the capital of the Fund,

(ii) reduce the Book Capital Account or Tax Capital Account of a Member other than in accordance with Section 3, or

(iii) modify the events causing the dissolution of the Fund,

may be made only if (a) the written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof or (b) such amendment does not become effective until (1) each Member has received written notice of such amendment and (2) any such Member objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Managing Member) to withdraw his, her or its entire Interest.

11.3 AMENDMENTS NOT REQUIRING CONSENT OF MEMBERS

By way of example only, the Managing Member at any time without the consent of the Members may:

(i) restate this Agreement together with any amendments hereto which have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;

(ii) amend this Agreement (other than with respect to the matters set forth in Section 11.2 hereof) to effect compliance with any applicable law or regulation or to cure any ambiguity or to correct or supplement any provision hereof which may be inconsistent with any other provision hereof, provided that such action does not adversely affect the rights of any Member in any material respect; and

(iii) amend this Agreement to make such changes as may be necessary or desirable, based on advice of legal counsel to the Fund, to assure the Fund’s continuing eligibility to be classified for U.S. Federal income tax purposes as a partnership which is not treated as a corporation under Section 7704(a) of the Code.

11.4 NOTICE OF AMENDMENTS

The Managing Member shall give written notice of any proposed amendment that requires consent by a Member to this Agreement to each Member, which notice shall set forth (i) the text of the proposed amendment or (ii) a summary thereof and a statement that the text thereof will be furnished to any Member upon request.

12.	POWERS OF ATTORNEY

12.1 APPOINTMENT

12.1.1 Each Member, by his execution hereof, hereby makes, constitutes and appoints the Managing Member as his true and lawful agent and attorney-in-fact, with full power of substitution and full power and authority in his name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (i) this Agreement and any amendment to this Agreement; (ii) the original Certificate of

Formation and all amendments thereto required or permitted by law or the provisions of this Agreement; (iii) all certificates and other instruments deemed advisable by the Managing Member to carry out the provisions of this Agreement and applicable law or to permit the Fund to become or to continue as a limited liability company wherein the Members have limited liability in a jurisdiction where the Fund may be doing business; (iv) all instruments that the Managing Member deems appropriate to reflect a change or modification of this Agreement or the Fund in accordance with this Agreement, including without limitation the substitution of assignees as Members pursuant to Section 9.2 and amendments to this Agreement; (v) all conveyances and other instruments or papers deemed advisable by the Managing Member to effect the dissolution and termination of the Fund; (vi) all fictitious or assumed name certificates required or permitted to be filed on behalf of the Fund; and (vii) all other instruments or papers which may be required or permitted by law to be filed on behalf of the Fund.

12.1.2 Each Member by its respective execution hereof, hereby authorizes and appoints the Managing Member as its true and lawful agent and attorney-in-fact, with full power of substitution and full power and discretionary authority to act in the Fund’s name, place and stead, to buy, sell (including short sales), hold and trade in Investments, on margin or otherwise, and to make all or any portion of the Fund’s trading and investment decisions, for the Fund’s account and risk, to vote all proxies with respect to Investments held by the Fund, and to take any action not inconsistent with the Fund’s investment objectives and strategy as set forth in Section 1.3.1 and the Memorandum.

12.2 COUPLED WITH AN INTEREST

The foregoing powers of attorney:

(i) are coupled with an interest and shall be irrevocable and survive the incompetency or bankruptcy of the Member granting the same;

(ii) may be exercised by the Managing Member either by signing separately as attorney-in-fact for each Member or, after listing all of the Members executing an instrument, by a single signature of the Managing Member acting as attorney-in-fact for all of them;

(iii) shall survive the delivery of an assignment by a Member of the whole or any fraction of his Interest; except that, where the assignee of the whole of such Member’s Interest has been approved by the Managing Member for admission to the Fund as a Substituted Member, the power of attorney of the assignor shall survive the delivery of such assignment for the sole purpose of enabling a Managing Member to execute, swear to, acknowledge and file any instrument necessary or appropriate to effect such substitution; and

(iv) will terminate upon the substitution of another Member in such Member’s Interest in the Fund or upon the complete withdrawal of such Member from the Fund.

12.3 EXECUTION AND DELIVERY

Each Member shall execute and deliver to the Managing Member within five (5) days after receipt of the Managing Member’s request therefore such further designations, powers-of-attorney and other instruments as the Managing Member deems necessary or appropriate to carry out the terms of this Agreement.

13.	REPRESENTATIONS, WARRANTIES, COVENANTS AND UNDERSTANDINGS OF MEMBERS

The representations, warranties, covenants, and understandings of each Member, as set forth in the subscription agreement completed and signed by each Member prior to his/its admission to the Fund or the making of an additional capital contribution are incorporated herein by reference and made a part hereof as if originally contained herein.

14.	CONFIDENTIALITY

Each Member agrees, as set forth below, with respect to any information pertaining to the Fund or its investments (including, without limitation, the identity of the underlying trading advisor and the underlying Investments in which the Fund is invested) that is provided to such Member pursuant to this Agreement or otherwise (collectively, “Confidential Matter”), to treat as confidential all such information, together with any analyses, studies or other documents or records prepared by such Member, its Affiliates, or any representative or other person acting on behalf of such Member (collectively, its “Authorized Representatives”), which contain or otherwise reflect or are generated from Confidential Matters, and will not permit any of its Authorized Representatives to, disclose any Confidential Matter; provided, however, that a Member (or his or its Authorized Representative) may disclose any such information (i) as has become generally available to the public, (ii) as may be required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over the Member (or his or its Authorized Representative), but only that portion of the data and information which, in the written opinion of counsel for the Member or Authorized Representative, is required or would be required to be furnished to avoid liability for contempt or the imposition of any other material judicial or governmental penalty or censure, (iii) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation or (iv) as to which the Managing Member has consented in writing. The obligations of a person or entity under this Section shall survive any termination of such person or entity as a Member.

15.	MISCELLANEOUS

15.1 NOTICE

Notice to any Member shall be sent to such Member at his address, as such Member shall designate in writing to the Managing Member. Any notice to the Fund or the Managing Member shall be sent to the address of the Managing Member, as set forth in Section 1.4 hereto or to such other address as the Managing Member shall designate in writing to the Members. Each consent, notice, order and other communication required or permitted to be given under this Agreement shall be in writing, shall be effective upon receipt and shall be delivered personally, by registered or certified mail, return receipt requested, or by facsimile transmission with electronic or other confirmation of receipt.

15.2 GOVERNING LAW

It is the intention of the Members that the internal laws of the State of Delaware, as the same may be amended from time to time, shall govern the validity of this Agreement, the construction of its terms and interpretation of the rights and duties of the Members.

15.3 ARBITRATION

15.3.1 Any claim for money damages between the parties in connection with this Agreement shall be resolved by binding arbitration on an expedited basis in New York, New York in accordance with the then prevailing rules of JAMS/Endispute (“JAMS”) applying the laws of Delaware or the United States, as appropriate and any judgment may be entered into any court having jurisdiction thereof. In any such arbitration, to the extent permissible under JAMS rules, (i) arbitrators shall be knowledgeable in industry standards and practices, (ii) the authority of the arbitrators shall be limited to construing and enforcing the express terms of the Agreement, and (iii) the arbitrators shall state the reasons for the award in a written opinion. If for any reason it is determined by a court of competent jurisdiction or JAMS that JAMS is not the appropriate arbitration forum to resolve the claim, the claim shall be resolved before such other arbitration forum as the Member shall select.

15.3.2 The parties agree that money damages would be an inadequate remedy for any breach of any provisions of Section 14 (Confidentiality) and in the event of a breach or threatened breach of any such provisions, the Managing Member or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, such provisions, without posting a bond or other security.

15.4 ENTIRE AGREEMENT

This Agreement, plus any other agreement referred to in Section 3.2.1 hereof which may be required to be signed by the Managing Member prior to a Subscription Acceptance Date, shall constitute the entire agreement among the Members with respect to the subject matter hereof, and shall supersede any prior agreement or understanding, oral or written, relating to the Fund.

15.5 HEADINGS

The headings in this Agreement are inserted for convenience of reference only and shall not be considered part of or affect the Agreement’s interpretation.

15.6 BINDING EFFECT

This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective Members hereto. For purposes of determining the rights of any Member or assignee hereunder, the Fund and the Managing Member may rely on the Fund records as to who are Members and permitted assignees, and all Members and assignees agree that the Fund and the Managing Member, in determining such rights, shall rely on such records and that Members and assignees shall be bound by such determinations.

15.7 LEGENDS

If certificates are issued evidencing a Member’s Interest, each such certificate shall bear such legends as may be required by applicable federal and state laws, or as may be deemed necessary or appropriate by the Managing Member to reflect restrictions upon transfer contemplated herein.

15.8 NO THIRD PARTY BENEFICIARIES

This Agreement is not intended and shall not convey any rights to persons not party to this Agreement.

15.9 COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

15.10 CREDITORS

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Fund.

15.11 SEVERABILITY

In the event that any provision of this Agreement shall be declared invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions of this Agreement, it being hereby agreed that such provisions are severable and that this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first written above.

DIVERSIFIED FUTURES TRUST I			WORLD MONITOR TRUST II – SERIES D
as a Member			as a Member

By:	Kenmar Preferred Investments Corp., its Managing Owner		By:	Kenmar Preferred Investments Corp., its Managing Owner

By:	/s/ Esther E. Goodman		By:	/s/ Esther E. Goodman
	Name:	Esther E. Goodman		Name:	Esther E. Goodman
	Title:	Senior Executive Vice President and Chief Operating Officer		Title:	Senior Executive Vice President and Chief Operating Officer

FUTURES STRATEGIC TRUST			WORLD MONITOR TRUST II – SERIES F
as a Member			as a Member

By:	Kenmar Preferred Investments Corp., its Managing Owner		By:	Kenmar Preferred Investments Corp., its Managing Owner

By:	/s/ Esther E. Goodman		By:	/s/ Esther E. Goodman
	Name:	Esther E. Goodman		Name:	Esther E. Goodman
	Title:	Senior Executive Vice President and Chief Operating Officer		Title:	Senior Executive Vice President and Chief Operating Officer

KENMAR PREFERRED INVESTMENTS CORP., as Managing Member			ADDITIONAL MEMBERS As Set Forth on Appendix I, by the Managing Member as Attorney-In-Fact

By:	/s/ Esther E. Goodman		By:	/s/ Esther E. Goodman
	Name:	Esther E. Goodman		Name:	Esther E. Goodman
	Title:	Senior Executive Vice President and Chief Operating Officer		Title:	Senior Executive Vice President and Chief Operating Officer

Appendix I

ADDITIONAL MEMBERS

A list of Additional Members is maintained in the Fund’s records at its principal place of business.

I-1